Exhibit 10.6

                               AMENDMENT No. 1
                                     TO
                1991 NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN

     This Amendment No. 1 to the Seafield Capital Corporation 1991 Non-Employee Directors' Stock Option Plan is made this 10th day of November, 1993.

     WHEREAS, Seafield Capital Corporation (the "Company") adopted its 1991 Non-Employee Directors' Stock Option Plan (the "Plan"), effective with the approval thereof by the Company's shareholders at the annual meeting of shareholders held May 15, 1991, and

     WHEREAS, the Plan contains no provision concerning the payment of income taxes in respect of an Option exercise or the holder thereof, because the Company has no income tax withholding obligation with respect to Non-Employee Directors, and

     WHEREAS, the Company's Board of Directors, including each of the Non-Employee Directors of the Company, now believes that it would be advisable to include a provision in the Plan pursuant to which certain shares of stock otherwise issuable upon the exercise of an Option would be withheld and not issued and the Company would make a federal income tax payment in respect of the Non-Employee Director exercising an Option,

     NOW, THEREFORE, the Plan is hereby amended as follows:

     1. The following provision shall be added to the Plan, immediately following Section 11 thereof:

          "12. (a) Notwithstanding any other provision of this Plan, upon the exercise of an Option, a number of Shares with a Fair Market Value on the date of exercise equal to twenty-eight percent (28%) of the Fair Market Value on the date of exercise of all Shares with respect to which the Option is exercised shall be withheld by the Company and not issued to the holder of the Option; the number of Shares to be issued in respect of the option exercised shall be the number otherwise issuable pursuant to this Plan, less the number withheld pursuant to this Section 12(a).

          "(b) In consideration of withholding Shares pursuant to subsection
(a) above, the Company shall remit to the Internal Revenue Service, in respect of the Non-Employee Director who exercises an Option and said director's federal income tax liability for the year in which the Option is exercised, an amount equal to the Fair Market Value on the the Option is exercised of the number of Shares withheld pursuant to subsection (a) above."

     2. Sections of the Plan subsequent to Section 11 shall be renumbered accordingly.

     3. This Amendment No. 1 shall be effective May 1O, 1994. It shall apply to all Option exercises after such date, whether or not the Options were granted before or are granted after the date of this Amendment No. 1. This Amendment No. 1 was approved by and consented to by all Non-Employee Directors holding Options as of the date hereof.